Exhibit 10.3

AGREED FORM

Dated                     , 2007

UNILEVER PLC

- and -

UNILEVER N.V.

- and -

JOHNSONDIVERSEY, INC.

MASTER SUB-LICENCE AGREEMENT

IN RESPECT OF PROFESSIONAL PRODUCTS

24.	Counterparts	33

25.	Entire Agreement	33

26.	Invalidity	34

27.	Further Assurance	34

28.	Third Party Rights	34

29.	Agent for Service	34

30.	Force Majeure	35

31.	Governing Law	35

32.	Jurisdiction	35

Schedules

Schedule 1 Products (By Territory)

Schedule 2 Royalty Statement Format

Schedule 3 Corporate Trade Marks

Schedule 4 Operational Protocol

Schedule 5 Standard Financial Information Report

Schedule 6 Affiliates

Schedule 7 Form of Inter-Affiliate Licence

Schedule 8 Shared Customers

Schedule 9 Non-Follow Products

AGREED FORM

THIS AGREEMENT is made the      day of                     , 2007

BETWEEN:

(1)	UNILEVER PLC, a company incorporated in England and Wales (registered number 41424) whose registered office is at Port Sunlight, Wirral, Merseyside CH62 4UJ, United Kingdom, (“PLC”) and UNILEVER N.V., a company incorporated in The Netherlands whose corporate seat is in Rotterdam and whose registered office is at Weena 455, 3013 A.L. Rotterdam, The Netherlands (“NV”, together with PLC: “Licensor”) for themselves and on behalf of each Unilever Affiliate;

AND

(2)

JOHNSONDIVERSEY, INC., a Delaware corporation whose principal place of business is at 8310 16th Street, Sturtevant, Wisconsin, 53177-0902, USA (“JohnsonDiversey”) for itself and on behalf of each JD Affiliate.

WHEREAS:

(A)	Licensor is the proprietor of a portfolio of trade marks, patents and know-how relating to, and has extensive goodwill in and a valuable and distinctive reputation which is associated with, the Products.

(B)	Licensor has granted licences of such trade marks, patents and know-how to the Unilever Affiliate in each Territory in respect of such Territory.

(C)	It is agreed that the JD Affiliate in each Territory shall manufacture (or have manufactured), and market the Products to Customers in that Territory.

(D)	Accordingly, Licensor has agreed to procure the grant by the Unilever Affiliate in each Territory and JohnsonDiversey has agreed to procure that the JD Affiliate in each Territory accept, a sub-licence of the Trade Marks and Formulations Rights in that Territory on the terms set out herein in each Territory.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement unless otherwise specified:

“Clawback Amount”	Means an amount equal to the relevant compensation amount paid by any Unilever Affiliate to a JD Affiliate pursuant to the Umbrella Agreement in respect of any termination pursuant to Clause 16.2(B)(i) minus two times the Margin Reduction.

“Control”	Means legal or beneficial ownership or control (whether direct or indirect) of more than 50% of the issued share capital, or the right to direct or cause the direction of the general management and policies, of the entity in question, but for the avoidance of doubt neither Licensor nor any member of its Group (including the Unilever Affiliates) shall for purposes of this Agreement be deemed to Control JohnsonDiversey or any JD Affiliate.

“Commencement Date”	Means 1st January 2008.

“Copyrights”	Means all copyrights and database rights (whether registered or unregistered and including applications for the registration of any such thing) and unregistered design rights, and all forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

“Corporate Trade Marks”	Means the trade marks listed in Schedule 3.

“Customers”	Means Professional Customers and Shared Customers.

“De Minimis Change”	Means a non-material change to artwork or labels of any Products, such that following any such change the appearance of the Product and the artwork and labels used on it continue to be consistent in all respects with the Use Guidelines and the Product Template.

“Equivalent Consumer Product”	Means a consumer product (regardless of pack size) that is promoted and sold under the same Product Trade Mark, using the same formulation and for the same application as any Product (regardless of size) in the same Territory.

“EURIBOR”	Means the spot rate for one month deposits in Euros as reported by the British Banking Association on its website on the date that is the first day after the original due date for payment.

“Fiscal Year”	Means each fiscal year of JohnsonDiversey, being the 52 or 53 week period ending on the Friday occurring nearest December 31st and commencing on the Saturday following the end of the preceding fiscal year of JohnsonDiversey and “Fiscal Quarter” shall be defined accordingly.

“Formulation Rights”	Means all Patents and Know-How (including any Improvement Know-How supplied from time to time) owned by Licensor from time to time and relevant to any of the Products in the relevant Territory.

“Gross Profit”	Means Net Proceeds of Sale LESS costs of goods sold in accordance with United States GAAP.

“Group”	In relation to Licensor, means the Licensor’s Group and in relation to JohnsonDiversey, means the JohnsonDiversey Group in each case from time to time.

“Intellectual Property”	Means all intellectual property, including, without limitation, Patents, Trade Mark Rights, Know-How and Copyrights.

“Improvement Know-How”	Shall have the meaning given to it in Clause 3.7.

“Inter-Affiliate Licence”	Means the sub-licence agreement in the form attached as Schedule 7.

“JD Affiliate”	Means, for any Territory, the member of the JohnsonDiversey Group specified in relation to such Territory in Schedule 6 or any successor in business to such member of the JohnsonDiversey Group.

“JohnsonDiversey Group”	Means any company in which JohnsonDiversey directly or indirectly owns or controls the voting rights attaching to not less than 50% of the issued share capital, or controls directly or indirectly the appointment of a majority of the board of management.

“Know-How”	Means all proprietary know-how and trade secrets held in any form, including all such rights in product specifications, processes, formulas, product designs, plans, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, technical information data, research records and all other confidential or proprietary technical and business information.

“Know-How Documents”	Means all documents and other things in or on which any information regarding any of the Technical Specifications, Formulation Rights or Improvement Know-How is recorded.

“Licensor’s Group”	Means PLC, NV and any company in which either or both together directly or indirectly owns or controls the voting rights attaching to not less than 50% of the issued share capital, or controls directly or indirectly the appointment of a majority of the board of management.

“Losses”	Has the meaning given to the term in Clause 13.1.

“Margin Reduction”	Means the amount by which any JD Affiliate’s annual Gross Profit, in relation to any Product Trade Marks or Products (or replacements therefor) sold by Licensor, would be less under a Replacement Agreement (after taking into account any royalty that is to be paid under such Replacement Agreement but subject to a cap of 6% of Net Proceeds of Sale), assuming that all other factors would be identical to the previous Fiscal Year, than its Gross Profit would have been under the terms of this Agreement (in relation to the same Product Trade Marks or Products (or replacements therefor)), and shall be zero if the JD Affiliate’s annual Gross Profit would be the same or would increase.

“Master Sales Agency Agreement”	Means the Amended and Restated Master Sales Agency Agreement of even date herewith between the Parties in relation to the sale by members of the JohnsonDiversey Group as agent for and on behalf of members of the Licensor’s Group of products in Professional Packs under trade marks of the Licensor’s Group to Professional Customers in certain territories other than the Territories.

“Materials”	Means all materials and things whatsoever in or on which any of the Trade Marks are, or are proposed by JohnsonDiversey to be, used or incorporated (including, without limitation, all stationery, business cards, packaging, labelling, signage and advertising and promotional material) in any format or medium (including, without limitation, all printed, electronic, magnetic, optical, audio, internet or other media).

“Net Proceeds of Sale”

Means:

(A)   in relation to a bona fide arm’s length commercial transaction, the aggregate amount actually invoiced in respect of sales of the Products (excluding amounts in respect of VAT, sales tax, or duty thereon whether segregated on the invoices or not) less credit notes and refunds given for goods returned or destroyed, temporary price reductions, permanent price reductions, rebates, “prebates”, listing fees and display allowances (in each such case (i) excluding amounts in respect of VAT, sales tax, or duty thereon whether segregated on the invoices or not and (ii) only as applied in respect of the Products); and

(B)   in relation to any sale or other disposal of any Products otherwise than in any arm’s length transaction (including, without limiting the generality of the foregoing, any transaction where Products are sold as part of a bundle of products and where (i) discounts are not applied universally against normal values across all products forming part of the bundle; or (ii) the products forming part of the bundle are not priced individually on an SKU basis, which shall not be considered as arms length), the higher of (a) the usual value of sales of (and the provision of after-sales services and customer care in respect of) all of the Products so sold or disposed of (or, if there is no usual selling price, the fair market value thereof) (excluding amounts in respect of VAT, sales tax, or duty thereon whether segregated on the invoices or not); and (b) the aggregate gross amount invoiced (after the deductions referred to in sub-paragraph (A) above) in respect of the Products (in each such case excluding amounts in respect of VAT, sales tax, or duty thereon whether segregated on the invoices or not), provided that for the purposes of sub-paragraph (B) above, Products either (i) used for inspections required under this Agreement or other internal testing; or (ii) given to others for less than fair value as promotional items in the ordinary course of business and up to a reasonable level (considering the nature of the business and consistent with past practice in the relevant Territory), shall in each case not be considered sold or otherwise disposed.

“Non-Follow Products”	Means those Products listed in Schedule 9 (as amended from time to time) that are manufactured and packed in accordance with a Technical Specification of the JohnsonDiversey Group.

“Notice”	Means a notice, notification or other communication given or served in accordance with Clause 21 and “Notify” shall be construed accordingly.

“Operational Protocol”	Means the written directions that regulate the operational procedures and responsibilities of both Parties, the JD Affiliates and the Unilever Affiliates under this Agreement, as amended by agreement in writing between Licensor and JohnsonDiversey from time to time, the initial version of which is attached as Schedule 4 to this Agreement; provided, that, in the event of any conflict between such Operational Protocol and this Agreement, this Agreement shall prevail.

“Packaging Rights”	Means all copyrights and design rights owned by Licensor or Unilever Affiliates from time to time and subsisting in any of the Trade Marks, packaging designs or other Materials used by JD Affiliates pursuant to approval given in the Use Guidelines or expressly by Licensor.

“Parties”	Means Licensor and JohnsonDiversey and “Party” shall be construed accordingly.

“Patents”	Means all patents, industrial and utility models and registered designs, including applications, provisional applications, reissues, divisions, continuations, continuations-in part, renewals, re-examinations and extensions of the foregoing, and all forms of protection of a similar nature or having equivalent or similar effect to any of these that may subsist anywhere in the world.

“Proceedings”	Means any proceeding, suit or action arising out of or in connection with this Agreement.

“Products”	Means the products listed by Territory in Schedule 1 (as amended from time to time in accordance with this Agreement and the Operational Protocol) marketed and sold under the corresponding Product Trade Marks in a Professional Pack and “Product” shall mean any one of them.

“Product Group”	Means a group of Products, each of which uses the same formula (other than with respect to colour or fragrance), is for the same application and is sold under the same Product Trade Mark.

“Product Template”	Means the template and minimum requirements specified by Licensor from time to time in respect of the appearance of each Product and the artwork and labels related thereto.

“Product Trade Marks”	Means, in relation to each Product, the marks, logos and brands of the Licensor’s Group in the relevant Territory by reference to which that Product is promoted or sold by the JohnsonDiversey Group in accordance with this Agreement, whether or not they are the subject of trade mark registrations, either alone or in combination with one another.

“Professional Customer”	Means (i) any Professional End User and (ii) any Professional Reseller.

“Professional End User”	Means any commercial, institutional or industrial end-user of Professional Products.

“Professional Pack”

Means a pack or container which is:

(A)   within the specified professional pack size range for the relevant Product or Shared Customer Product in the relevant Territory, as set out in Schedule 1 (as amended from time to time in accordance with this Agreement) or which is otherwise approved by Licensor for use in connection with a Product in accordance with and subject to Clause 3.16, and

(B)   marked as “professional” or otherwise distinguished as part of a dedicated range of Professional Products for Professional End Users.

“Professional Products”	Means any products intended for use by or formulated or packaged specifically for Professional End Users (including, without limitation, products marked as “professional” or otherwise distinguished as part of a dedicated range of Professional Products for Professional End Users).

“Professional Reseller”

Means:-

(A)   any wholesaler or distributor (i) who purchases (or who becomes a purchaser of) Products exclusively for the purpose of resale, either directly or indirectly, to Professional End Users and (a) whose shelf space across all its outlets is 95% (ninety five percent) or more devoted to Professional Products; or (b) whose sales (by value) are 95% (ninety five percent) or more derived from sales of Professional Products; or (c) whose sales (by value) are 95% (ninety five percent) or more derived from sales to Professional End Users; and

(B)   any “cash and carry” outlet or similar reseller (i) who purchases (or who becomes a purchaser of) Products exclusively for the purpose of resale, either directly or indirectly, to Professional End Users and (a) whose shelf space across all its outlets is 95% (ninety five percent) or more devoted to Professional Products; or (b) whose sales (by value) are 95% (ninety five percent) or more derived from sales of Professional Products.

“Replacement Agreement”	Has the meaning given to it in Clause 16.9.

“Restricted Sales”	Means any sale of any Product by JohnsonDiversey or any member of the JohnsonDiversey Group which is prohibited by or which would otherwise violate the Brand Licence Agreement dated 3rd May 2002 between JohnsonDiversey and S.C. Johnson & Sons, Inc (as amended from time to time) because it would involve the sale of certain restricted products to certain restricted customers under such agreement.

“Royalty”	Has the meaning given to it in Clause 6.1.

“Service Document”	Means any writ, summons, order, judgement or other document relating to or in connection with any Proceedings.

“Shared Customer”	Means any wholesaler, distributor, “cash and carry outlet”, retailer or similar reseller (i) who purchases Products exclusively for the purpose of resale, either directly or indirectly, to Professional End Users; but (ii) who also offers consumer products for sale in the same facilities or outlets to consumers, and (a) whose shelf space across all its outlets is 5% (five per cent) or more devoted to Professional Products; or (b) whose sales (by value) are 5% (five per cent.) or more derived from sales of Professional Products; or (c) whose sales (by value) are 5% (five per cent.) or more derived from sales to Professional End Users. For the avoidance of doubt, the Customers listed in Schedule 8 to this Agreement are agreed by the parties hereto to be Shared Customers as at the Commencement Date.

“Shared Customer Product”	Means those Products identified as such in Schedule 1.

“Standard Financial Information Report”	Means the standard report format for reporting financial information as set out in Schedule 5.

“Technical Specifications”	Means the formulae, specifications, manufacturing processes and other requirements of (i) the Licensor Group in relation to Products (other than Non-Follow Products), as provided to JohnsonDiversey by or on behalf of Licensor and as amended from time to time by Licensor pursuant to Clause 3.2, and (ii) of the JohnsonDiversey Group in relation to Non-Follow Products, as approved by Licensor pursuant to Clause 3.1.

“Term”	Means the period beginning on the Commencement Date and ending on the tenth (10th) anniversary of the Commencement Date, unless terminated earlier in accordance with Clause 16.

“Territories”	Means the countries listed in Schedule 1 (and “Territory” means any one of them).

“Trade Marks”	Means the Product Trade Marks and the Corporate Trade Marks and “Trade Mark” means any one of them.

“Trade Mark Rights”	Means trademarks, service marks, proprietary rights in trade names, trade dress, domain names, labels, logos, slogans and all other devices used to identify any product, service, business or company whether registered, unregistered or at common law, and any applications for registration or registrations thereof and all forms of protection of a similar nature or having equivalent or similar effect to any of these that may subsist anywhere in the world.

“Umbrella Agreement”	Means the Umbrella Agreement of even date herewith between the Parties in relation to the arrangements throughout the world for the sale by members of the JohnsonDiversey Group of products under trade marks of the Licensor’s Group to Customers, whether as licensees pursuant to this Agreement or as agents or distributors under any other agreement between the Parties.

“Unilever Affiliate”	Means, for any Territory, the member of the Licensor’s Group specified in relation to such Territory in Schedule 6 or any successor in business to such member of the Licensor’s Group;

“Use Guidelines”	Means any guidelines to regulate the use of the Trade Marks as may be provided in writing to JohnsonDiversey by Licensor from time to time.

“VAT”	Means in relation to any jurisdiction within the European Community, the tax imposed by the Sixth Council Directive of the European Communities and any national legislation implementing that directive together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent tax (if any) in that jurisdiction.

1.2	In construing this Agreement, unless otherwise specified:

(A)	references to Clauses and Schedules are to clauses of, and schedules to, this Agreement;

(B)	use of any gender includes the other gender;

(C)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(D)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(E)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight and to a “Business Day” shall be to any day (other than a Saturday or Sunday) on which banks are generally open for business in any relevant Territory;

(F)	references to times are to London times;

(G)	references to “indemnifying” any person against any circumstance include indemnifying and keeping him harmless, on an after tax basis, from all actions, claims and proceedings from time to time made against him and all loss, damage, payments, costs or expenses suffered made or incurred by him as a consequence of that circumstance that are properly recoverable under English law;

(H)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

(I)	headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(J)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction;

(K)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(L)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(M)	references to currencies means the legal currency in its respective jurisdiction and, in particular, “Dollars” means United States dollars, “Euro” means euros issued by any of the participating member states of the European Union, and “Sterling” means pounds sterling issued by the United Kingdom.

1.3	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.4	Licensor is entering into this Agreement for itself and as agent for each Unilever Affiliate and JohnsonDiversey is entering into this Agreement for itself and as agent for each JD Affiliate.

1.5	Where in this Agreement a Unilever Affiliate or a JD Affiliate is expressed to have an obligation or is given a right, the expression of that obligation or that right shall be construed as the Licensor or JohnsonDiversey (as the case may be) agreeing on behalf of the relevant Unilever Affiliate or JD Affiliate to assume such obligation or receive or exercise such right.

1.6	Where in this Agreement Licensor or JohnsonDiversey assumes an obligation or is given a right, the expression of that obligation or that right shall be construed as Licensor or JohnsonDiversey (as the case may be) agreeing on behalf of itself and each member of its Group to assume such obligation or receive or exercise such right.

1.7	Notwithstanding any other provisions of this Agreement:

(A)	the Licensor shall procure, as regards any Unilever Affiliate and its Territory, that such Unilever Affiliate enters into an Inter-Affiliate Licence and complies with its obligations under this Agreement; and

(B)	JohnsonDiversey shall procure, as regards any JD Affiliate and its Territory, that such JD Affiliate enters into an Inter-Affiliate Licence and complies with its obligations under this Agreement;

(C)	the only members of the Licensor’s Group (including any Unilever Affiliate) which may take steps to enforce any or all rights under this Agreement or any Inter-Affiliate Licence are PLC and NV, either or both of which (in their discretion) are hereby appointed as agents of the relevant member of the Licensor’s Group to have sole control of all Proceedings involving that member of the Licensor’s Group;

(D)	the only member of the JohnsonDiversey Group (including any JD Affiliate) which may take steps to enforce any or all rights under this Agreement or any Inter-Affiliate Licence is JohnsonDiversey, which is hereby appointed as agent of the relevant member of the JohnsonDiversey Group to have sole control of all Proceedings involving that member of the JohnsonDiversey Group;

(E)	the Licensor undertakes that it shall not bring Proceedings or any proceedings, suit or action arising out of or in connection with any Inter-Affiliate Licence against any member of the JohnsonDiversey Group (including any JD Affiliate) other than JohnsonDiversey and shall procure that no other member of the Licensor’s Group brings Proceedings against any member of the JohnsonDiversey Group;

(F)	JohnsonDiversey undertakes that it shall not bring Proceedings or any proceedings, suit or action arising out of or in connection with any Inter-Affiliate Licence against any member of the Licensor’s Group (including any Unilever Affiliate) other than the Licensor and shall procure that no other member of the JohnsonDiversey Group brings Proceedings against any member of the Licensor’s Group; and

(G)	when bringing a claim, or enforcing any rights under this Agreement or any Inter-Affiliate Licence, the Losses of each member of the Licensor’s Group including any Unilever Affiliate (in respect of the Licensor) or the Losses of each member of the JohnsonDiversey Group including any JD Affiliate (in respect of JohnsonDiversey) incurred in connection with or in relation to this Agreement shall be deemed to be the Losses of Licensor or JohnsonDiversey as applicable.

2.	Grant of Sub-License

2.1	In consideration of JohnsonDiversey’s and the JD Affiliates’ obligations under this Agreement, Licensor shall procure that the Unilever Affiliate in each Territory shall grant on the terms of the agreed form Inter-Affiliate Licence set out in Schedule 10 to the respective JD Affiliate in such Territory for its benefit and the benefit of its permitted sub-licensees:

(A)	an exclusive licence to use the relevant Product Trade Marks (in accordance with the Use Guidelines) in relation to each corresponding Product (manufactured and packed in accordance with the corresponding Technical Specifications) in the corresponding Territory for sale to Professional Customers in such Territory;

(B)	a non-exclusive licence to use the relevant Product Trade Marks (in accordance with the Use Guidelines) in relation to each corresponding Shared Customer Product (manufactured and packed in accordance with the corresponding Technical Specifications) in the corresponding Territory for sale to Shared Customers in such Territory;

(C)	a non-exclusive licence of the relevant Formulation Rights and Packaging Rights in the corresponding Territory (i) to use, keep, make, produce for sale, offer and import for sale and sell, and (ii) subject to Clause 2.2. to have produced for sale, and have made, (in each case) the corresponding Products, manufactured and packed in accordance with the corresponding Technical Specifications and under the corresponding Product Trade Marks, in the corresponding Territory, for sale to Customers in such Territory; and

(D)	a non-exclusive licence to use the Corporate Trade Marks (in accordance with the Use Guidelines) on the packaging of Products (manufactured and packed in accordance with the corresponding Technical Specifications) and Materials for sale to Customers in such Territory.

2.2	To the extent that it is necessary to facilitate or allow JD Affiliates to procure the manufacture or co-packing of Products by third parties (other than members of the JohnsonDiversey Group) but for no other purpose, each JD Affiliate shall be entitled to sub-license its rights under this Agreement to, and (for the avoidance of doubt) have made or co-packed, any Products by, any such third party provided it obtains the express prior written consent of the Licensor to that sub-licence to that third party for that activity (which consent shall not be unreasonably withheld or delayed); provided further that JD Affiliates shall procure that each such third party sub-licensee shall agree to maintain information received in connection with such arrangements in confidence to the same extent JohnsonDiversey and the JD Affiliates are required under this Agreement and to comply with each and every other relevant term of this Agreement as if it were a Party (in JohnsonDiversey’s place). Licensor shall be deemed to have consented to a JD Affiliate having a Product made or co-packed by a third party supplier (and to any sub-licensing of its rights under this Agreement by such JD Affiliate for such purpose) where as of the Commencement Date that supplier (a) makes an equivalent product for Licensor or any member of Licensor’s Group to the same Technical Specification and under the same Formulation Rights as that Product, or (b) makes the same Product (ignoring for these purposes only the pack size of the Product) for such JD Affiliate.

2.3	Except as expressly provided in Clause 2.1, nothing in this Agreement shall operate to grant JohnsonDiversey or any JD Affiliate or any other person, and neither JohnsonDiversey any JD Affiliate nor any other person shall obtain, any rights in or in relation to any of the Trade Marks or the Formulation Rights or the Packaging Rights or (other than in respect of the Non-Follow Products) the Technical Specifications.

2.4	The Parties, the JD Affiliates and the Unilever Affiliates shall each comply in all material respects with the Operational Protocol in the performance of its obligations under this Agreement, provided that if there is any inconsistency between the terms of this Agreement and the Operational Protocol, the terms of this Agreement shall prevail.

2.5	Any use of any of the Trade Marks by any member of JohnsonDiversey’s Group (or any other sub-licensee of JohnsonDiversey) shall be deemed use by the JD Affiliates for the purposes of this Agreement (and, for the avoidance of doubt, any action or omission which would be, or would contribute to, a breach if committed or omitted by any JD Affiliate shall be treated as if so committed or omitted by such JD Affiliate).

2.6	JohnsonDiversey shall procure that each JD Affiliate, each sub-licensed member of the JohnsonDiversey Group and each third party sub-licensee from time to time complies with each and all of the terms of this Agreement as if it were a party.

2.7	For the avoidance of doubt but subject to Clauses 2.8 and 2.9, the exclusivity of the licence granted in Clause 2.1(A) shall not affect the right of Licensor (and any other member of the Licensor’s Group, including any Unilever Affiliate) to use and license the Product Trade Marks in the Territories for any product (other than a Professional Product) including, without limitation, a product (other than a Professional Product) that is equivalent to any Product (irrespective of the pack size of such equivalent product).

2.8	Subject as provided below, neither Licensor nor any member of Licensor’s Group (including any Unilever Affiliate) shall sell or offer for sale:

(A)	to any Shared Customer in any Territory, (i) any Professional Product (irrespective of pack size) that is (a) under any Product Trade Mark that is used in relation to any Product in such Territory and (b) equivalent to any Product (irrespective of pack size) in such Territory, or (ii) any product under any Product Trade Mark in a pack size that is different (excluding multi-packs) to those sold or offered for sale to customers other than Shared Customers in the same Territory; or

(B)	to any Professional Customer in any Territory, any Professional Product (irrespective of pack size) that is (a) under any Product Trade Mark that is used in relation to any Product in such Territory and (b) is equivalent to any Product (irrespective of pack size) in such Territory.

Notwithstanding the foregoing, nothing in this Agreement or in any Inter-Affiliate Licence shall prevent or restrict Unilever or any Unilever Affiliate from manufacturing, distributing, marketing, promoting or selling, whether directly or indirectly, a Product to a Customer if and to the extent that the sale of such Product to such Customer by any member of the JohnsonDiversey Group would constitute a Restricted Sale.

2.9	The provisions of this Clause 2.9 shall only apply with respect to (i) any Territory in which the JD Affiliate has not also been appointed as a distributor of Unilever consumer products pursuant to the Umbrella Agreement as at the Commencement Date (and with respect to any such Territory, such provisions shall apply as from the Commencement Date) and (ii) any Territory in which the JD Affiliate subsequently ceases to be a distributor of Unilever consumer products pursuant to the Umbrella Agreement whilst this Agreement continues in effect (and with respect to any such Territory, such provisions shall apply only from the date of such cessation) (any such Territory as is referred to in (i) and (ii) above being a “Non-Distribution Territory”). The date on which the provisions of this Clause 2.9 first become applicable with respect to any Non-Distribution Territory shall be the “Trigger Date” for such Non-Distribution Territory.

(A)	With respect to each such Non-Distribution Territory from and after the relevant Trigger Date, until this Agreement terminates in its entirety or, until this Agreement terminates with respect to such Non-Distribution Territory or a particular Product in that Non-Distribution Territory, whichever is earlier,

(i)	Licensor will not, and will procure that no member of the Licensor’s Group (including any Unilever Affiliate) shall appoint or engage any person in such Non-Distribution Territory as its licensee, distributor, wholesaler or other reseller of or agent for the promotion or sale of Equivalent Consumer Products (regardless of pack size) to Professional Customers in such Non-Distribution Territory, other than the relevant JDI Affiliate pursuant to or as otherwise permitted by this Agreement;

(ii)	Licensor confirms that neither it nor any member of the Licensor’s Group (including any Unilever Affiliate) shall specifically target or actively seek Professional Customers for the sale of Equivalent Consumer Products (regardless of pack size) in such Non-Distribution Territory.

(iii)	Subject always as provided in Clauses 2.9 (A) (i) and (ii), neither Licensor nor any member of the Licensor’s Group (including any Unilever Affiliate) shall otherwise be prevented or restricted in any way by this Agreement from promoting or selling Equivalent Consumer Products to:

(a)	Professional Customers in any Non-Distribution Territory;

(b)	Professional Customers in any territory other than a Non-Distribution Territory.

(B)	Notwithstanding anything in this Agreement but subject to the Umbrella Agreement, neither Licensor nor any member of the Licensor’s Group (including any Unilever Affiliate) shall have any liability to JohnsonDiversey or any of the JD Affiliates for the promotion or sale of Equivalent Consumer Products to Professional Customers in any such Non-Distribution Territory:

(i)	by any third party over which neither Licensor nor any of the Unilever Affiliates has any control;

(ii)	by any licensee, agent, distributor, wholesaler or other reseller, other than, in each case, any such person that is either a Professional Reseller or a licensee or agent appointed or engaged by any member of the Licensor’s Group (including any Unilever Affiliate) after the Trigger Date for the promotion or sale of Equivalent Consumer Products regardless of pack size) in breach of Clause 2.9(A)(i);

(iii)	by any licensee, agent, distributor, wholesaler or other reseller of any member of the Licensor’s Group, or by any member of the Licensor’s Group, (including in each case any Unilever Affiliate) where any such sale was not solicited by it or where it has used reasonable endeavours to procure that such person should not so promote or sell Equivalent Consumer Products to Professional Customers in such Non-Distribution Territory;

(iv)	by any licensee, agent, distributor, wholesaler or other reseller of Licensor or any member of the Licensor’s Group (including any Unilever Affiliate) to whom Licensor or any member of the Licensor’s Group (including any Unilever Affiliate) was selling such Equivalent Consumer Products at any time during the 12 month period prior to the Trigger Date.

3.	Licensed Products

3.1	Each JD Affiliate undertakes only to use the Technical Specifications for the manufacture of the corresponding Products and shall ensure that the Products conform to Technical Specifications at all times. The manufacture and/or sale of any Non-Follow Product in any Territory, and the Technical Specifications relating thereto, shall require and be subject to the prior written approval of the Licensor. Licensor shall be deemed to have approved the Non-Follow Products (and Technical Specifications relating thereto) listed in Schedule 9 for sale in each Territory specified therein.

3.2	Licensor shall from time to time be entitled to change the Technical Specifications, the Product Template and/or Product Trade Marks applicable to each of the Products in any Territory, provided that the Technical Specifications, the Product Template and/or Product Trade Marks, remain consistent (allowing for the different requirements of target customers, including without limitation with regard to formulation) with the equivalent requirements it applies in respect of those products sold by Licensor or any member of the Licensor’s Group (including any Unilever Affiliate) to its customers, unless otherwise agreed by JohnsonDiversey.

3.3

Where Licensor shall direct a change to the Technical Specifications, the Product Template and/or the Product Trade Marks under Clause 3.2, or to the pack size of any Products as a consequence of any change in accordance with Clause 3.16 to the Professional Pack size range specified in Schedule 1 in any Territory, any such change shall be implemented by each JD Affiliate by the date specified by Licensor in the notice to JohnsonDiversey directing such change, save that any change required to the pack size of any Products as a consequence of any change in accordance with Clause 3.16 to the Professional Pack size range specified in Schedule 1 shall be implemented by the relevant JD Affiliates as soon as reasonably practicable and in any event, in relation to any Shared Customer Products, within a period of twelve (12) months, and in relation to any other Products, within a period of twenty four (24) months after the date of such notice (the “Transitional Period”). Save in relation to any change required to the pack size of any Products as a consequence of any change in accordance with Clause 3.16 to the Professional Pack size range, in respect of which the relevant Transitional Period shall apply, Licensor shall give as much notice to JohnsonDiversey of any change as is reasonably practicable (having regard to the nature of the change, the requirements imposed by any applicable laws and regulations or industry guidelines or standards and JohnsonDiversey’s and Licensor’s respective normal development schedules for products and packaging), but in no event will such notice be delivered less than 6 months prior to such change being effective except to the extent required by applicable law or regulation or industry guidelines or standards.

3.4	If JohnsonDiversey wishes to dispute the reason for a change under Clauses 3.2 or 3.16 or the timing of a change by Licensor under Clause 3.3 and the Liaison Managers of the parties have been unable to resolve the situation within thirty (30) days, then JohnsonDiversey may refer the matter in writing to Licensor’s Senior Vice President, Marketing Operations, HPC Europe (or equivalent position at the time) stating the reasons for its objection. The Parties agree to operate this escalation procedure in good faith. JohnsonDiversey agrees not to invoke the procedure more frequently than is reasonably necessary. The decision of Licensor’s Global Homecare Category Director (or equivalent position at the time) shall be final.

3.5	The JD Affiliates shall bear the cost of all changes, whether or not directed by Licensor pursuant to Clause 3.2 or 3.16, to the Technical Specifications, the Product Template, the Product Trade Marks and/or the pack size of, or otherwise in relation to, the Products and/or their labels or packaging, provided that such changes are required to comply with:

(A)	applicable law or regulation; or

(B)	industry standards, regulations, codes of practice and guidance; or

(C)	decisions and recommendations of any relevant court, tribunal, regulatory body or ombudsman from time to time relating to the manufacturing, packaging, supply and sale of the Products; or

(D)	any change (including without limitation to pack size) made by or following a request by JohnsonDiversey or any JD Affiliate in accordance with this Agreement, including without limitation pursuant to Clause 3.8 but excluding changes made pursuant to Clauses 3.2 and 3.16.

3.6	Where the Licensor requires any JD Affiliate to make a change to the Technical Specifications, the Product Template, the Product Trade Marks and/or the pack size of, or otherwise in relation to, one or more Products and/or their labels or packaging pursuant to Clause 3.2 or 3.16 and such change is not required to comply with any of sub-paragraphs (A) to (C) (inclusive) of Clause 3.5 (or, for the avoidance of doubt, is not a change of the kind referred to in sub-paragraph (D) of Clause 3.5), each Unilever Affiliate shall reimburse the corresponding JD Affiliate for all costs reasonably and necessarily incurred by such JD Affiliate as a consequence of implementing such change in relation to (i) the disposal of finished Products and/or raw and packaging materials rendered obsolete by such change; and (ii) alterations to or investment in its, or any third party manufacturer’s, manufacturing equipment or methods required as a consequence of such change, except that Unilever Affiliates shall not be responsible for and shall not reimburse JD Affiliates in respect of any such costs (which costs, together with any other costs related to such change) shall be borne by JD Affiliates):

(A)	where such change can be implemented by the JD Affiliate as part of its normal development schedule for products and packaging; or

(B)	where such change can be implemented by the relevant JD Affiliate at a cost of less than €50,000 (fifty thousand Euros) in a manner consistent with this Agreement and the Operational Protocol; or

(C)	to the extent that such costs are offset by discounted future cost savings, margin improvements, increased sales or other benefits received by the JD Affiliate as a direct or reasonably foreseeable consequence thereof within a reasonable period (depending on the unexpired term of the Agreement) during the course of this Agreement.

3.7	Licensor shall provide JD Affiliates with all Know-How owned by members of the Licensor’s Group which is reasonably necessary to implement any new Technical Specifications (“Improvement Know-How”) as soon as practicable after Licensor notifies JohnsonDiversey of any change to any Technical Specification.

3.8	If any JD Affiliate desires to (i) make a De Minimis Change to any existing Product in any Territory or (ii) change the pack size of any Product in any Territory to another pack size that is also a Professional Pack (for such Product) (a “Pack Change”), then provided following any such change the Product is in accordance with the relevant Product Template, Technical Specifications and Packaging Specifications for such Product, it may do so without obtaining Licensor’s written agreement subject to it notifying details of such De Minimis Change or pack size change to Licensor in accordance with the Operational Protocol. If any JD Affiliate desires to make changes other than De Minimis Changes or a Pack Change to any existing Product or to offer a new product under any of the Product Trade Marks in any Territory (other than as a consequence of a Pack Change), it shall not do so without obtaining Licensor’s prior written agreement and shall follow the procedure for seeking such agreement that is prescribed in Operational Protocol. Licensor shall, in good faith, attempt to accommodate any JD Affiliate’s request keeping in mind differences in target customer needs, provided, that Licensor may give or withhold its agreement in its absolute discretion and on such terms as it may see fit but shall give such JD Affiliate a written explanation of its reasons. If JohnsonDiversey wishes such decision and reasons to be reviewed, and the Liaison Managers of the Parties have been unable to resolve the situation within thirty (30) days, then JohnsonDiversey may refer the matter in writing to Licensor’s Senior Vice President, Marketing Operations, HPC Europe (or equivalent position at the time) stating its position. The Parties agree to operate this escalation procedure in good faith. JohnsonDiversey agrees not to invoke the procedure more frequently than is reasonably necessary. The decision of Licensor’s Senior Vice President, Marketing Operations, HPC Europe (or equivalent position at the time) shall be final. For the avoidance of doubt, all Product modifications existing as of the Commencement Date and which have been previously approved by Licensor shall not require further approval hereunder.

3.9	Each JD Affiliate shall ensure that all the Products, their manufacture and their packaging and all Materials used in relation to them meet all mandatory statutory and regulatory requirements applicable in the relevant Territory as laid down by competent authorities and all self regulatory requirements, including without limitations standards and guidelines set by trade or industry bodies, with which the relevant Unilever Affiliate or other member of the Licensor’s Group has agreed to comply in the Territory. The Parties shall co-operate and shall inform each other as to any such requirements or changes that come to their attention. If there should be any inconsistency between these statutory and self-regulatory requirements, JD Affiliates shall ensure compliance with statutory requirements in preference to the self-regulatory.

3.10	JohnsonDiversey and the JD Affiliates shall be responsible for any dispute, action, claim, loss or demand in relation to the manufacture, sale, use or consumption of the Products or their packaging, whether or not it is in breach of this Agreement (a “Product Claim”), save that Product Claims shall not include any claim (i) in relation to any Trade Mark or for infringement of any intellectual property right (other as regards the Technical Specifications of any Non-Follow Products), in each case as a consequence of any JD Affiliate exercising the rights licensed under this Agreement in accordance with this Agreement, or (ii) which may arise from a breach of this Agreement by Licensor (including without limitation the warranties given by Licensor in Clauses 14.1 and 15.1).

3.11	Each Party shall promptly notify the other, and keep it regularly informed, of any Product Claim which is made against it which could lead to detriment to any Trade Mark or to a complaint to a regulatory body or to proceedings against any JD Affiliate, any Unilever Affiliate, JohnsonDiversey or Licensor. Each Party shall consult fully and closely with the other in relation to any such Product Claim with a view to eliminating or minimising any possible harm to any Trade Mark. As part of this consultation, the Parties shall use all reasonable endeavours to adopt a joint public relations approach in relation to any Product Claim or other claim which might cause such harm.

3.12	Each Party agrees promptly to notify the other upon becoming aware of any actual or impending event or circumstance outside the control of that Party which might adversely affect the quality of the Products or the goodwill and reputation of the same in the market.

3.13	Each Party shall take such reasonable steps as are prudent and within the control of the relevant Party (if any) to remedy the adverse effect of any event or circumstance which might adversely affect the quality of the Products or the goodwill and reputation of the same in the market and shall notify the other of the event/circumstance and of the steps being taken, and take reasonable account of any comments and/or suggestions made by the other.

3.14	For the avoidance of doubt, where any event or circumstance should occur which in the reasonable opinion of the Licensor could lead to detriment to any Trade Mark JohnsonDiversey and each JD Affiliate shall, unless otherwise agreed by Licensor or prohibited by legal requirements, act strictly in accordance with Licensor’s crisis management procedures as prescribed in the Operational Protocol.

3.15	Each JD Affiliate shall obtain and maintain, for the whole of the period during which it is entitled to use the Trade Marks, liability insurance for Product Claims in such reasonable amount and to such extent and in accordance with good commercial practice in respect of a business of the same kind as that of the JohnsonDiversey Group. JohnsonDiversey shall supply the Licensor with a copy of any such insurance policy, if so requested.

3.16	Licensor shall be entitled (but not more than once annually in respect of any Product Group) to change the Professional Pack size range specified in Schedule 1 for any Product Group (either in so far as it relates to the Shared Customer Products within such Product Group or in so far as it relates to the Products that are not Shared Customer Products within such Product Group or in so far as it relates to all Products within such Product Group) in any Territory by giving notice to JohnsonDiversey in accordance with Clause 3.3 where for a period of at least twelve (12) months prior to such notice consumer products equivalent to the relevant Products have been sold in commercial quantities by any person (including without limitation the relevant member of the Licensor’s Group) in consumer channels in the Territory in pack sizes that are within the relevant Professional Pack size range applicable during such period, with the intention of ensuring that Products are differentiated in terms of pack size from equivalent products sold by any person in commercial quantities in consumer channels in the same Territory. Prior to giving any such notice Licensor shall in good faith (i) consider whether any such change should apply to all Products within the relevant Product Group in any Territory or only to Shared Customer Products within such Product Group; (ii) in determining the extent of any change to the minimum pack size within the pack size range for the relevant Product Group in any Territory, have regard to the differential, in terms of pack size, both before and after any such change, between the products on sale in consumer channels and the minimum pack size for the relevant Product Group. Any Product that is subject to any such notice shall remain a Product for all purposes under this Agreement during the relevant Transitional Period (as defined in Clause 3.3), notwithstanding that it shall be outside the relevant Professional Pack size range specified for it in Schedule 1, pending implementation of such change by JohnsonDiversey in accordance with Clause 3.3. The Parties further acknowledge that as at the Commencement Date certain Products are outside the relevant Professional Pack size range specified in Schedule 1 for the Product Group to which they belong (“Transitional Products”). JD Affiliates shall use all reasonable endeavours to migrate such Transitional Products to new pack sizes that conform to the relevant Professional Pack size range specified in Schedule 1 for such Transitional Products as soon as reasonably practicable and in any event within a period of three (3) years after the Commencement Date and each Transitional Product shall remain a Product for all purposes under this Agreement during such period, notwithstanding that it shall be outside the relevant Professional Pack size range specified for it in Schedule 1.

3.17	Licensor shall from time to time be entitled to propose new products to JohnsonDiversey which Licensor wishes to add to the Products in any Territory. For the avoidance of doubt, the addition of any such new product to the Products in any Territory shall be subject to the prior written agreement of the Parties in accordance with Clause 25.6 as regards all matters relevant to its addition as a Product under this Agreement (including, without limitation, the Technical Specifications, Product Template and Product Trade Marks applicable to it).

3.18	Products may be removed from this Agreement or from any Territory by Licensor without the prior written consent of JohnsonDiversey upon Licensor giving prior written notice of such removal to JohnsonDiversey where there is a partial termination of this Agreement by Licensor in accordance with Clause 16.2(B) following (i) a sale or other disposal by Licensor (or any member of Licensor’s Group) of the Product Trade Marks related thereto and/or the business and/or the assets associated with such Product Trade Marks or Products; or (ii) the discontinuation, in good faith, of the sale by the relevant member of the Licensor’s Group of the corresponding consumer product that is equivalent to such Product in the relevant Territory (including without limitation where such consumer product is migrated to another trade mark of the Licensor’s Group and the Parties do not agree to the migration by the relevant member of the JohnsonDiversey Group of the relevant Product to the same trade mark and its inclusion as a Product Trade Mark hereunder; subject always in each case to Licensor having paid (where applicable) compensation in accordance with the Umbrella Agreement in respect of any such partial termination. For the avoidance of doubt, save as provided in this Clause 3.18, no Product may otherwise be removed from this Agreement without the prior written consent of the Parties in accordance with Clause 25.6.

3.19	For the avoidance of doubt, nothing in this Agreement or in any Inter-Affiliate Licence shall oblige JohnsonDiversey or any JD Affiliate to make or offer to make any Restricted Sale.

4.	Use of the Trade Marks and Formulation Rights

4.1	Each JD Affiliate hereby undertakes that it will not use any of the Trade Marks with any other mark, name, word, logo, symbol or device, except that JD Affiliates shall be entitled to include references to the Products and the Product Trade Marks and visual representations thereof in its promotional and marketing materials notwithstanding that such materials also include any mark, name, word, logo, symbol or device owned by or licensed to the JohnsonDiversey Group.

4.2	JD Affiliates shall not use the Trade Marks or Formulation Rights or Packaging Rights other than for the purposes authorised by this Agreement. For the avoidance of doubt, JD Affiliates shall not use the Trade Marks or Formulation Rights or Packaging Rights in relation to each corresponding Product in the corresponding Territory for active sales to any customers other than Customers.

4.3	Each JD Affiliate undertakes:

(A)	only to use each of the Product Trade Marks on, and Formulation Rights and Packaging Rights in relation to, the corresponding Products; and

(B)	not to brand any Products with any trade mark or branding other than the corresponding Product Trade Mark.

4.4	Without prejudice to JohnsonDiversey’s and the JD Affiliates’ right to challenge the validity of any registrations of the Trade Marks or Formulation Rights or Packaging Rights, JohnsonDiversey and members of the JohnsonDiversey Group shall not at any time do or authorise to be done any act or thing which may in any way impair the rights of Licensor (or any member of the Licensor’s Group) in the Trade Marks or Formulation Rights or Packaging Rights or, in respect of any registration of the Trade Marks or Formulation Rights or Packaging Rights, anything which may invalidate such registration.

4.5	JD Affiliates shall only use the Trade Marks in the prescribed layouts, formats, logotypes, colours and manner for each medium specified in the Use Guidelines.

4.6	JD Affiliates shall not use the Trade Marks as a company or trading name.

4.7	JD Affiliates shall take all reasonable steps consistent with the other terms of this Agreement to prevent any of the Trade Marks becoming generic, losing their distinctiveness, becoming liable to mislead the public, or being detrimental to or inconsistent with the goodwill, reputation and image of Licensor.

4.8	JD Affiliates shall ensure that all references to any of the Trade Marks on all Products and Materials are accompanied by a statement in the relevant language of each Territory to the effect that the relevant Trade Mark is (i) a registered trade mark (if it is) of Unilever and (ii) is used under licence.

4.9	Without prejudice to the obligations of JohnsonDiversey and the JD Affiliates hereunder, the Parties acknowledge that as at the Commencement Date the statement referred to in Clause 4.8 may not appear on all Products and that this and various other non-material, labelling changes may be required to ensure that all Products meet the requirements of this Agreement, including without limitation compliance with applicable local law in this regard. JohnsonDiversey and the JD Affiliates undertake to use reasonable endeavours to include such statement on and to ensure that all Products meet such requirements in relation to all Products as soon as reasonable practicable following the Commencement Date and in any event no later than twelve (12) months after the Commencement Date.

4.10	JD Affiliates may use the Trade Marks on the Internet, in accordance with this Clause 4 and the approval of Materials in Clauses 5.9, 5.10 and 5.11 for the purposes of promoting its business in the Products in the corresponding Territory, but may not do so in a manner which specifically targets any customers other than Customers.

4.11	JD Affiliates shall not be entitled to, and undertake not to (and not to permit or authorise any third party to):

(A)	register or apply for any domain name, keyword or means of directing internet traffic; or

(B)	use a metatag, or hidden text,

which (in each case) consists of or contains any of the Trade Marks or any confusingly similar word.

5.	Quality Control

5.1	Each JD Affiliate shall at all times and for all Products, comply with all directions and quality standards given to it by or on behalf of the Licensor in writing relating to the style and application of the Trade Marks to the Products and all Materials, the Products and packaging relating to Products. Licensor agrees that such directions and quality standards will remain consistent with the requirements Licensor applies in respect of the equivalent products sold to customers of the Licensor’s Group (including each Unilever Affiliate) in the relevant Territory.

5.2	If it is found that any Products supplied or intended to be supplied by any JD Affiliate are not in conformity with any of its obligations under this Agreement, Licensor shall give notice to JohnsonDiversey to that effect and JohnsonDiversey undertakes that from the date, 30 (thirty) Business Days after such notice is given it will not supply any of such non-conforming Products without first either conforming them to such obligations or obtaining the prior written consent of Licensor.

5.3	JD Affiliates shall, at Licensor’s written request, promptly provide Licensor with representative samples of the Products and packaging and of all Materials in each case produced or used by or for it (or intended to be used by or for it within the three months following such request), for the purpose of checking compliance with this Agreement by the JD Affiliates, provided that Licensor may not make such request in respect of any particular Product Group more than once in any Territory in any six month period.

5.4

Upon reasonable notice and at Licensor’s expense, JD Affiliates shall permit the Licensor’s employees or any authorised representatives appointed by Licensor (to whose appointment JohnsonDiversey consents in writing, such consent not to be unreasonably withheld or delayed) such access during Working Hours to JD Affiliates’ premises (and the premises of its sub-licensees and sub-contractors) or as Licensor may reasonably require, but subject to such restrictions as are reasonable given any confidentiality obligations which JohnsonDiversey or any JD Affiliate owes to other parties, (and not more than four times in any year in respect of any Product Group in any Territory) to enter and inspect the plant, facilities, equipment and methods used by each JD Affiliate (and/or its sub-contractors and sub-licensees) in the manufacture, preparation, packaging, storage and handling of any Product or Products, and shall take reasonable steps necessary to implement (at JD Affiliates’ cost) any reasonable suggestions (taking into account the standards as would be expected for a site manufacturing Licensor’s own products) made by Licensor following such inspections. In the event that the JD Affiliate fails to implement such suggestions within a period that is reasonably sufficient to do so, but in any event no less than 60 (sixty) Business Days, Licensor may terminate this Agreement with immediate effect by written Notice in respect of the Product or Products in respect of which such suggestions were made. If requested by Licensor, JohnsonDiversey shall conduct such inspections of sub-licensees and/or sub-contractors as Licensor shall reasonably request. The cost of such inspections shall be split equally between Licensor and JohnsonDiversey. JohnsonDiversey shall inspect, and report to Licensor on, such matters (in relation to such inspection) as Licensor shall specify.

5.5	JD Affiliates shall take commercially reasonable steps to provide competent and well-trained personnel, and shall take commercially reasonable steps to train, maintain and direct all required personnel sufficiently in every respect to perform all of its obligations under this Agreement and to satisfy the quality control requirements set out in this Agreement in relation to the Products.

5.6	JD Affiliates shall have a written procedure consistent with the Operational Protocol for dealing with all complaints relating to the Products promptly and in such a way to minimise any damage to the JohnsonDiversey business or the Trade Marks or Licensor’s goodwill therein. Licensor or its authorised representative shall be entitled on reasonable notice to inspect this procedure and review compliance with it. JD Affiliates must use reasonable endeavours to incorporate reasonable proposals from Licensor on how the procedure or compliance with it could be improved; provided, that JD Affiliates shall have no obligation to implement any proposal or procedure which is more restrictive or costly than those procedures employed by Licensor in its own facilities.

5.7	The Parties, the JD Affiliates and the Unilever Affiliates shall cooperate and shall take all reasonable steps to ensure that the Technical Specifications comply with all established industry standards, laws, regulations, codes of practice and guidance, decisions and recommendations of any relevant court, tribunal, regulatory body or ombudsman from time to time relating to the manufacturing, packaging, supply and sale of the corresponding Products and, if they do not, the Party discovering such non-compliance shall provide the other Party with written details of any perceived non-compliance.

5.8	JD Affiliates shall take such appropriate and reasonable steps with respect to the control of microbiological, foreign body and chemical hazards (including complying with all quarantine requirements) in respect of the Products as Licensor takes with its own products.

5.9	JohnsonDiversey shall submit to the Licensor for approval, to the contact referred to in Clause 21.4 or otherwise specified by Licensor referring to this Agreement, representative samples of all Materials relating to the Products which bear any Trade Mark.

5.10	Licensor shall indicate in writing (within 15 Business Days of receiving a written request from JohnsonDiversey) its approval (which shall not be unreasonably withheld or delayed) or otherwise of the content of Materials submitted to it pursuant to Clause 5.9. No such Materials may be used or promulgated by JohnsonDiversey unless prior written approval has been obtained from Licensor.

5.11	JohnsonDiversey shall upon the request of Licensor send final versions of representative samples of Materials bearing any of the Trade Marks to Licensor for its records and agrees that it shall make no alteration to any such material unless it has first received the written approval of Licensor in accordance with the procedure set forth in Clauses 5.9 and 5.10.

6.	Payment

6.1	Each JD Affiliate shall pay to the respective Unilever Affiliate a royalty of 4% (four per cent.) of the Net Proceeds of Sale of the Products in the Territory (the “Royalty”). The Royalty shall be payable quarterly in arrears in accordance with the provisions of Clauses 6, 7 and 8.

6.2	Each payment to be made by a JD Affiliate under this Agreement shall be made in full, without any set-off, restriction or condition (whether for or on account of any counterclaim or otherwise) and without, and free and clear of, any deduction or withholding whatsoever (save only as required by law).

6.3	If a JD Affiliate fails to pay any sum payable by it under this Agreement on the due date of payment such JD Affiliate shall pay interest on such sum, which may, without limiting the rights of the relevant Unilever Affiliate, be claimed as a debt of liquidated demand, for the period from and including the due date up to the date of actual payment (after as well as before judgement); interest shall be payable at a rate equal to 2% per annum above (a) EURIBOR in the case of Euro payments, (b) LIBOR in the case of Dollar or Sterling payments, or (c) the applicable LIBOR equivalent or, if none, the relevant “sovereign debt” interest rate, in the case of payments in currencies other than Euro, Sterling or Dollars, from time to time and shall accrue from day to day.

6.4	The Royalty shall be payable in local currency.

7.	Taxes

The Royalty does not include any amount in respect of VAT or other sales tax or duty which may be chargeable from time to time on the supply of any goods or services under this Agreement. If such VAT, sales tax or duty is chargeable in respect of any such supply, an amount equal to such VAT, sales tax or duty shall be added to the Royalty and JohnsonDiversey agrees (on behalf of itself and/or the member of JohnsonDiversey Group to whom such supply has been made) to pay an amount equal to such VAT, sales tax or duty to the member of Licensor’s Group who made such supply, against delivery of the invoice referred to below in this Clause 7. Licensor agrees that the member of Licensor’s Group who made such supply shall issue to the member of JohnsonDiversey Group to whom such supply was made a proper and valid invoice in respect thereof showing the Royalty, being an amount not including any amount payable in respect of VAT or (where applicable) any other sales tax or duty, and also the amount equal to such VAT or (where applicable) any other sales tax or duty. In the event that the member of the JohnsonDiversey Group to whom such supply was made has paid an amount in respect of VAT or such other sales tax or duty to the member of the Licensor’s Group who made such supply in respect of any supply under this Agreement and an adjustment is made to the price pursuant to any provision of this Agreement with the effect that the member of the Licensor’s Group who made such supply is required to make a payment to the member of the JohnsonDiversey Group to whom such supply was made, the member of the Licensor’s Group who made such supply shall, in addition to the payment of such amount, repay to the member of the JohnsonDiversey Group to whom such supply was made an amount equal to the VAT or such other sales tax or duty referable to such sum and deliver a valid credit note to the member of the JohnsonDiversey Group to whom such supply was made in respect of such VAT or (where applicable) such other sales tax or duty. In the event that the member of the JohnsonDiversey Group to whom such supply was made has paid an amount in respect of VAT or such other sales tax or duty to the member of Licensor’s Group who made such supply and such amount was not properly due or chargeable, such member of Licensor’s Group shall pay such member of the JohnsonDiversey Group an amount equal to such VAT, sales tax or duty which was incorrectly charged and deliver to such member of the JohnsonDiversey Group a valid credit note and a new invoice to correct such VAT, sales tax or duty. This Clause 7 shall apply mutatis mutandis to any other consideration (actual or deemed) payable by members of the JohnsonDiversey Group under this Agreement.

8.	Records and verification

8.1	JD Affiliates shall maintain accurate records and books of all relevant financial transactions relating to the sale or disposal in each Territory of goods on or in connection with which any of the Trade Marks, Formulation Rights and/or Technical Specifications are to be used in that Territory. Such records shall be available for inspection by authorised representatives appointed by Licensor (to whose appointment JohnsonDiversey consents in writing, such consent not to be unreasonably withheld or delayed) during Working Hours on reasonable prior notice and subject to reasonable confidentiality obligations imposed by JohnsonDiversey. Such representatives shall review such records and report to Licensor only on any discrepancies between the information in such records and the information reported to Licensor or amounts paid to Unilever Affiliates (in each case pursuant to this Agreement). The costs of such inspection shall be borne by Licensor unless such inspection reveals a deficiency of more than 10% against the reported amount, in which event the out-of-pocket costs shall be borne by JohnsonDiversey. If any inspection conducted by Licensor discovers any error resulting in an underpayment to Unilever Affiliates, then the relevant Unilever Affiliate shall be entitled to invoice the relevant JD Affiliate for such amount, together with interest thereon in accordance with the provisions of Clause 6 (as if such amount had been paid late and demanded) and the relevant JD Affiliate shall pay such amount within 10 days of receipt of such invoice. If any inspection conducted by Licensor discovers any error resulting in an overpayment to Unilever Affiliates, the relevant JD Affiliate shall be entitled to withhold from the next Royalty payment due to the relevant Unilever Affiliate an amount equal to (a) such amount, together with (b) interest thereon in accordance with the provisions of Clause 6 (as if such amount had been paid late and demanded), less (c) half of the out-of-pocket costs of that inspection.

8.2	The Royalty shall be payable within 45 (forty-five) days of the last day of each calendar quarter and shall be accompanied by a statement (the “Royalty Statement”), in a format as set out in Schedule 2, of the Net Proceeds of Sale, certified by an officer of the relevant JD Affiliate or his nominee to be a true and accurate record of such amount together with all information necessary to enable the Royalty Statement to be verified using the Standard Financial Information Report.

8.3	Each JD Affiliate shall provide the corresponding Unilever Affiliate, within 30 (thirty) days of the last day of each fiscal month with the Standard Financial Information Report in respect of aggregate sales of Products in such fiscal month in the format set out in Schedule 5.

8.4	JohnsonDiversey shall supply to Licensor within 90 (ninety) days of the end of each Fiscal Year of the Agreement a certificate in writing from its Chief Financial officer, certifying the aggregated Net Proceeds of Sale in such Fiscal Year and that the methodology applied in calculating the amount of the Royalty paid hereunder was in accordance with this Agreement. Alternatively, if so requested in writing by Licensor prior to the end of any Fiscal Year, JohnsonDiversey shall procure that such certificate shall be provided by the external, independent, third party auditors to the JohnsonDiversey Group, or by some other external, independent, third party audit firm, reasonably acceptable to both Parties, and the costs of any such external, independent third party auditor in providing this certificate shall be shared equally between the Parties.

9.	Goodwill and Conduct

9.1	JohnsonDiversey and each JD Affiliate acknowledge that all goodwill associated with the use of the Trade Marks by JD Affiliates (or any sub-licensee of a JD Affiliate) vests and shall vest in Licensor and that JD Affiliates (and each of their sub-licensees) have no, and shall not by virtue of this Agreement obtain any, rights in any of the Trade Marks other than those expressly set out herein. JohnsonDiversey and each JD Affiliate undertake not to make any claim to such goodwill or, save as set out in this Agreement, to any rights in the Trade Marks.

9.2	Without prejudice to Clause 9.1, if any goodwill or proprietary right in relation to the Trade Marks vests in JohnsonDiversey or any JD Affiliate (or any of their sub-licensees ), JohnsonDiversey shall, immediately upon becoming aware of the vesting of such goodwill or right, assign, or procure the assignment of, such goodwill or right to Licensor.

9.3	Without prejudice to their right to challenge the validity of any registrations of the Trade Marks, JohnsonDiversey and the JD Affiliates undertake not to commit or omit any act or pursue any course of conduct, during the term, which (in either case) might tend to:

(A)	bring any of the Trade Marks into disrepute;

(B)	damage the goodwill or reputation attaching to any of the Trade Marks;

(C)	prejudice the validity or enforceability of, or the Licensor’s ownership of any rights in, any of the Trade Marks;

(D)	dilute the value or strength of any of the Trade Marks or any registrations thereof;

(E)	distort or damage the image associated with any of the Trade Marks; or

(F)	damage the goodwill or reputation in the name of Licensor or any member of Licensor’s Group.

9.4	JohnsonDiversey and the JD Affiliates shall, during the continuance of this Agreement, at all times act dutifully and in good faith toward Licensor and the members of the Licensor’s Group in relation to the Products and in particular (but without limitation) shall use all commercially reasonable and proper efforts to promote and market the Products to Customers and prospective Customers.

9.5	JohnsonDiversey and the JD Affiliates shall, during the continuance of this Agreement, at all times adhere to business principles which are consistent with Licensor Group’s Code of Business Principles in force from time to time and provided to JohnsonDiversey.

10.	Trade Mark Filings

JohnsonDiversey undertakes that neither it nor any member of its Group (including any JD Affiliate) shall anywhere in the world during the term of this Agreement and for a period of 5 (five) years thereafter file or permit or encourage others to file any trade mark applications in relation to, or otherwise make any claim to or seek to (or permit or encourage others to) acquire any rights in any of the Trade Marks or any name or mark which includes any of the Trade Marks or any name or mark which is similar or substantially similar to or so nearly resembling any of the Trade Marks as might reasonably cause deception or confusion, unless previously consented to in writing by Licensor. The provisions of this Clause 10 shall survive any termination of this Agreement.

11.	Liaison Managers

11.1	Each Party shall appoint a liaison manager and shall notify the other party of the identity of such liaison manager. Either Party may, upon 5 (five) Business Days’ Notice to the other, appoint a replacement liaison manager.

11.2	The liaison managers shall be responsible for liaising with the other party in relation to the performance of this Agreement including without limitation the provision of Improvement Know-How to JD Affiliates pursuant to Clause 3.7.

12.	Recordal

12.1	Licensor or JohnsonDiversey may take any steps necessary to record at the appropriate trade mark registries the licences of the Trade Marks granted to the JD Affiliates under Clause 2. The cost of any such recordal shall be borne by the recording Party and each Party agrees to co-operate fully with the other to obtain such recordals.

12.2	JohnsonDiversey and the JD Affiliates shall execute such documents and, at Licensor’s sole expense, do such other reasonable acts and things as Licensor may request from time to time for the purpose of:

(A)	confirming to third parties the existence of Licensor’s rights in or in relation to any of the Trade Marks;

(B)	assisting Licensor to protect and defend any rights in or in relation to any of the Trade Marks; and

(C)	assisting Licensor to obtain or maintain trade mark registrations in respect of any of the Trade Marks.

13.	Indemnity

13.1	JohnsonDiversey shall indemnify, and keep indemnified, Licensor and the Unilever Affiliates from and against all claims, costs (including, without limitation, reasonable legal costs and other advisers fees), damages, expenses, losses and liabilities (“Losses”) incurred by Licensor solely as a result of or solely in connection with (a) a claim (other than a claim of trade mark infringement or trade mark dilution related to a JD Affiliate permitted use of the Trade Marks in accordance with this Agreement) which is caused by the action or inaction of JohnsonDiversey or any JD Affiliate and in respect of which Licensor’s liability arises solely from JohnsonDiversey’s or a JD Affiliate’s use of the Trade Marks under this Agreement or (b) a Product Claim (as defined in Clause 3.10).

13.2	Licensor shall indemnify, and keep indemnified, JohnsonDiversey and the JD Affiliates from and against all Losses incurred by JohnsonDiversey and the JD Affiliates solely as a result of or solely in connection with any claim of trade mark infringement or trade mark dilution related to the permitted use by JD Affiliates of the Trade Marks in accordance with this Agreement.

14.	Infringement

14.1	Licensor warrants that it (or a member of the Licensor’s Group) is the proprietor of the registrations and applications for registration of the Product Trade Marks listed and corresponding to the Products in the corresponding Territories as set out in Schedule 1 and the Corporate Trade Marks.

14.2	If at any time during the duration of this Agreement JohnsonDiversey or any JD Affiliate is aware that any passing-off, infringement or act of unfair competition in relation to, or challenge to the validity of or proceedings for rectification in respect of, any of the Trade Marks or Formulation Rights is occurring, threatened or likely, then JohnsonDiversey shall promptly Notify Licensor, providing to Licensor such information as it has concerning:

(A)	the identity of the passer-off, infringer, unfair competitor or challenger (as appropriate) and any other person responsible for or involved in the matter; and

(B)	the infringement, acts of passing-off or acts of unfair competition complained of or the challenge or proceedings at issue (as appropriate),

and also providing the information that alerted JohnsonDiversey or any JD Affiliate to such matter.

14.3	Licensor shall, at its cost, have sole control of any proceedings arising out of any infringement, acts of passing-off or unfair competition, challenge or revocation proceedings in relation to any of the Trade Marks or Formulation Rights. Licensor shall have no obligation to bring or defend such proceedings. Neither JohnsonDiversey nor any JD Affiliate shall make any admission as to liability nor agree to any settlement or compromise of any action without Licensor’s prior written consent. Subject to Clause 13.2, JohnsonDiversey and each JD Affiliate shall give Licensor all reasonable assistance in respect of any such proceedings including, without limitation, lending its name where necessary, to any proceedings brought or defended by Licensor. Any recovery obtained from such proceedings shall accrue solely to the benefit of Licensor and Licensor shall indemnify JohnsonDiversey and each JD Affiliate in respect of all costs reasonably incurred by JohnsonDiversey and each JD Affiliate in assisting Licensor with any such proceedings.

14.4	Licensor shall give all reasonable consideration to any representations made by JohnsonDiversey concerning the bringing of (and strategy in relation to) possible proceedings, in a Territory in respect of matters that JohnsonDiversey notifies to it pursuant to Clause 14.2 and which JohnsonDiversey specifies have a material effect on sales of Products in that Territory.

15.	Licensor’s Warranty

15.1	Licensor warrants that each of Licensor’s Group’s consumer products which have identical Technical Specifications to a Product comply, if used in accordance with the instructions given for it, for the purpose intended and for domestic use, with all applicable health and safety laws relevant to domestic use by consumers in each jurisdiction in which members of Licensor’s Group offer such product for sale.

15.2	Subject to Clause 14.1, nothing in this Agreement shall be or be deemed to be a representation or warranty by Licensor as to the existence, ownership, validity, enforceability or value of any of the Trade Marks, the Formulation Rights, the Packaging Rights, the Technical Specifications or any other rights granted hereunder.

16.	Term and Termination

16.1	This Agreement shall commence on Commencement Date and, subject to Clauses 5.4 and 30 shall continue for the period of the Term unless terminated earlier in accordance with this Clause 16.

16.2	Without prejudice to any other right or remedy, and subject only (where applicable) to the payment of compensation in accordance with the Umbrella Agreement, Licensor may terminate this Agreement and any relevant Inter-Affiliate Licences:

(A)

on the sixth (6th) anniversary of the Commencement Date subject to Licensor having given not less than twelve (12) months’ prior Notice to JohnsonDiversey and, for the avoidance of doubt, any such termination shall be in respect of this Agreement and all Inter-Affiliate Licences;

(B)	with immediate effect in respect of any Product Trade Marks, Products or Territories if and to the extent that the Licensor (or any member of the Licensor’s Group) (i) sells or otherwise disposes of the Product Trade Marks related thereto and/or the business and/or assets associated with such Product Trade Marks, Products or Territories or (ii) discontinues, in good faith, the sale of the corresponding consumer product that is equivalent to any such Product in the relevant Territory (including without limitation where such consumer product is migrated to another trade mark of the Licensor’s Group and the Parties do not agree to the migration by the relevant member of the JohnsonDiversey Group of the relevant Product to the same trade mark and its inclusion as a Product Trade Mark hereunder. Licensor shall, subject to any obligations of confidentiality and applicable law, use commercially reasonable endeavours to give JohnsonDiversey reasonable prior notice of any proposed sale or discontinuation; provided, that, in the event that less than 12 weeks notice is provided, the affected JD Affiliates shall be provided with a sell-off period for any inventory bearing the Trade Marks on hand when such notice was delivered equal to not less than 12 weeks from the date such notice is delivered.

16.3	Without prejudice to any other right or remedy, and subject only to the payment of compensation in accordance with the Umbrella Agreement (where applicable), this Agreement and all relevant Inter-Affiliate Licences shall terminate automatically and without need for notice immediately upon termination of the Umbrella Agreement and/or the Master Sales Agency Agreement.

16.4	Licensor may (without prejudice to any other right or remedy) by Notice to JohnsonDiversey terminate this Agreement with immediate effect if:

(A)	without prejudice to its right to do so, JohnsonDiversey or any JD Affiliate challenges the validity of or Licensor’s or any Unilever Affiliate’s ownership of any rights or registrations in or in relation to any of the Trade Marks or Formulation Rights;

(B)	JohnsonDiversey (or any JD Affiliate in respect of only such JD Affiliate) is in material or persistent breach of any provision of this Agreement and, if such breach is capable of remedy, such breach has not been remedied within 30 (thirty) Business Days after receipt by JohnsonDiversey of Notice from Licensor requiring such remedy;

(C)	there is a change of control of JohnsonDiversey or JohnsonDiversey Holdings, Inc, a change of control occurring if any person acquires Control or any person who previously had control ceases to have such Control (whether or not another person acquires Control), other than any transaction relating to the sale or transfer by any member of Licensor’s Group of its equity interest in JohnsonDiversey Holdings, Inc or an initial public offering of the shares of JohnsonDiversey or JohnsonDiversey Holdings, Inc, it being understood that, upon a change of control of a JD Affiliate, it ceases to be a member of the JohnsonDiversey Group with the effect set forth in Clause 16.7;

(D)	any procedure is commenced with a view to the winding-up or re-organisation of JohnsonDiversey and such procedure is not dismissed within 60 (sixty) days, save that no right to terminate will arise in respect of any procedure commenced for the purpose of a solvent amalgamation, reconstruction or reorganisation with the prior written consent of Licensor (such consent not to be unreasonably withheld or delayed);

(E)	any procedure is commenced with a view to the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy in relation to JohnsonDiversey or all or substantially all of its assets and such procedure is not dismissed within 60 (sixty) days;

(F)	the holder of any security over all or substantially all of the assets of JohnsonDiversey takes unambiguous steps to enforce that security;

(G)	all or substantially all of the assets of JohnsonDiversey are subject to attachment, sequestration, execution or any similar process;

(H)	JohnsonDiversey is unable to pay its debts as they fall due or enters into a composition or arrangement with its creditors or any class of them; or

(I)	anything analogous to any of the events described in Clauses 16.4(D) to 16.4(H) occurs in any jurisdiction, or upon the occurrence of any of the events set forth in Clauses 16.4(D) to 16.4(H), or an analogous event, affecting a JD Affiliate, the termination right shall be available in respect of only such affected JD Affiliate.

16.5	For the avoidance of doubt, the indemnification obligations shall extend beyond the termination of this Agreement to the extent of any applicable statute of limitations.

16.6	For the avoidance of doubt, but subject to Clause 16.10, the right to terminate this Agreement in accordance with this Clause 16 is without prejudice to any rights, powers and remedies provided by law, and any rights or liabilities accrued hereunder, to either Party at the date of termination.

16.7	For the avoidance of doubt, on any member of JohnsonDiversey’s Group (including any JD Affiliate) ceasing to be a member, this Agreement shall be treated as terminated (in relation to that member only) for the purposes of Clause 17, on such JD Affiliate ceasing to be a member of the JohnsonDiversey Group.

16.8	Termination of this Agreement by Licensor or expiry of the Term shall not give JohnsonDiversey or any JD Affiliate any right to compensation other than (i) in connection with any rights or liabilities arising under this Agreement prior to such termination including, without limitation, any claims for indemnity under Clause 13; and (ii) any amounts payable under the Umbrella Agreement.

16.9	In respect of each relevant Territory, the JD Affiliate shall pay to the relevant Unilever Affiliate the Clawback Amount, if following any termination pursuant to Clause 16.2(B)(i) the JD Affiliate enters into a new agreement with the purchaser thereof (or any successor of, or person claiming rights through, such purchaser) in respect of some or all of the Product Trade Marks or Products sold by the relevant Unilever Affiliate (and in respect of which this Agreement has terminated under Clause 16.2(B)(i)) during the 2 year period following any such termination (a “Replacement Agreement”). The JD Affiliate shall pay the relevant Unilever Affiliate the Clawback Amount within 60 days of the JD Affiliate entering into the Replacement Agreement. The JD Affiliate shall supply to the relevant Unilever Affiliate, on or before the date 60 days after it enters into any Replacement Agreement, a certificate in writing from its auditors certifying the relevant Margin Reduction and the Clawback Amount due.

16.10	Notwithstanding anything to the contrary contained in this Agreement (or in the Master Sales Agency Agreement or in the Umbrella Agreement), none of the Parties (nor any Unilever Affiliate nor any JDI Affiliate) shall have the right to terminate this Agreement under any circumstances other than as provided for in Clause 5.4, Clause 16.2, Clause 16.3, Clause 16.4 or Clause 30.3 of this Agreement, which clauses set forth the sole and exclusive grounds under which this Agreement can be terminated.

17.	Effect of Termination

17.1	Upon the termination of this Agreement or expiry of the Term all licences or sub-licences granted pursuant to Clause 2 (and in the Inter-Affiliate Licences) shall terminate.

17.2	Upon the termination of the licences or sub-licences granted pursuant to Clause 2 (and in the Inter-Affiliate Licences) in respect of any Product:

(A)	subject to the Umbrella Agreement, all rights granted to JohnsonDiversey or JD Affiliates under this Agreement in respect of the relevant Trade Marks, Formulation Rights and Packaging Rights shall immediately terminate and each JD Affiliate covenants to cease and not recommence its licensed use of those Trade Marks and under those Formulation Rights and Packaging Rights;

(B)	subject to the Umbrella Agreement, JohnsonDiversey and each JD Affiliate shall delete or remove the relevant Trade Marks from or (where such deletion or removal is not reasonably practicable) destroy all Materials owned by it, or in its possession or control;

(C)	JohnsonDiversey and each JD Affiliate shall delete or remove all information regarding any of the relevant Technical Specifications (other than those relating to the Non-Follow Products), Formulation Rights, Packaging Rights and Improvement Know-How from or (where such deletion or removal is not reasonably practicable) destroy or (at its option) return to Licensor all relevant Know-How Documents owned by it, or in its possession or control;

(D)	JohnsonDiversey and each JD Affiliate shall if so requested by Licensor execute an assignment in favour of the Licensor (or such other person as the Licensor may direct) of any and all goodwill in the relevant Trade Marks as may have accrued to JohnsonDiversey or the JD Affiliates by reason of the use of the Trade Marks in the course of trade and confirm Licensor’s ownership of any other rights (if any) as may have accrued to JohnsonDiversey or the JD Affiliates in relation to the relevant Trade Marks and Products by reason of such use;

(E)	JohnsonDiversey and each JD Affiliate shall if so requested by Licensor execute an assignment in favour of the Licensor (or such other person as the Licensor may direct) of any and all copyright in any relevant Materials;

(F)	JohnsonDiversey and each JD Affiliate shall if so requested by Licensor grant or procure the grant of a royalty free, perpetual, irrevocable world-wide, assignable, non-exclusive licence (with a right to sub-license) in favour of the Licensor (or such other person as the Licensor may direct) of all Intellectual Property Rights owned by (or used during the term of this Agreement in relation to any relevant Product by) any member of the JohnsonDiversey Group which subsist in any formulation, process, technique, packaging, advertising material, or other thing used for the manufacture, packaging, advertising, promotion or sale or otherwise in connection with the relevant Products on or in connection with which any of the Formulation Rights or the Trade Marks have been used, including but not limited to, formulations and packaging designs, but excluding for the avoidance of doubt the “JohnsonDiversey” mark and logo and any Technical Specifications relating to the Non-Follow Products. Each JD Affiliate shall on request provide Licensor (free of charge) with all information, training, documents, know-how and assistance which are reasonably necessary for the Licensor to implement, utilise or obtain the benefit of such licence;

(G)	JohnsonDiversey and each JD Affiliate shall take steps to remove the recordal at any relevant registry of its interests in the relevant Trade Marks, Formulation Rights (other than those in respect of Non-Follow Products) and Packaging Rights under that licence or, at Licensor’s option and sole expense, each JD Affiliate shall co-operate with Licensor in taking any such steps; and

(H)	JohnsonDiversey and each JD Affiliate shall if so requested by Licensor procure the supply of Non-Follow Products to the relevant Unilever Affiliates (at a price equal to the transfer price charged to the relevant JD Affiliate immediately prior to termination) for a period not exceeding twelve (12) months after the date of such termination and permit such Unilever Affiliates to market and sell any such Non-Follow Products to Customers in the Territories in which such Non-Follow Products were sold or offered for sale by JD Affiliates during the twelve (12) month period immediately prior to the date of such termination.

17.3	Prior to and for a reasonable period after termination JohnsonDiversey shall provide (and shall procure that all other members of its Group (including the JD Affiliates) shall provide) Licensor (or such other person as it may direct) with such transitional support and assistance (excluding the provision of customer information) as may be requested by Licensor in connection with the Product Trade Marks and the sale of Products by Licensor or its licensees following termination hereof.

17.4	Termination of this Agreement shall not affect any rights or liabilities arising under this Agreement prior to such termination.

18.	Assignment

18.1	This Agreement shall be binding on and shall inure for the benefit of the successors of the Parties.

18.2	Except as otherwise set forth in this Agreement, neither Party nor any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates) shall assign, transfer, charge or dispose in any way of any of its rights or benefits or obligations or burdens under, this Agreement (or purport to do any such thing) without the other Party’s prior written consent; provided, for the avoidance of doubt, that the transferability of any debts owed by customers of JD Affiliates in respect of Products sold to them hereunder shall be not be restricted hereby and such debts shall be freely assignable; and provided further that, subject as provided below, each Party may assign as collateral security all of its rights under this Agreement to any secured creditor of such assigning Party, each Party hereby acknowledges and consents to such assignment, save that neither JohnsonDiversey nor any member of the JohnsonDiversey Group shall create any security interest in or over the Trade Marks and no security interest in and/or in respect of any of their rights under this Agreement shall be recorded or registered in respect of any of the Trade Marks, without the prior written consent of Licensor.

18.3	Either Party may at any time assign the benefit, subject to the burden, of all or any part of this Agreement to any member of its Group, but only for as long as such assignee remains a member of its Group, without requiring the other Party’s consent.

19.	Confidentiality

19.1	Subject to Clause 19.3, each Party and each member of their respective Groups shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement; or

(C)	the other Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates).

19.2	Subject in each case to Clause 19.3:

(A)	JohnsonDiversey and each member of its Group shall treat as strictly confidential (and, for the avoidance of doubt, not use otherwise than as licensed under Clause 2.1) all information supplied to it directly or indirectly for the purpose of this Agreement, including but not limited to, marketing information, data, materials and samples, Technical Specifications (other than in relation to the Non-Follow Products), Formulation Rights or Improvement Know-How; and

(B)	Licensor and each member of its Group shall treat as strictly confidential (and, for the avoidance of doubt, not use otherwise than in connection with this Agreement) all information supplied to it directly or indirectly for the purpose of this Agreement, including but not limited to, marketing information, data, materials and samples and Technical Specifications in relation to the Non-Follow Products.

19.3	Each Party and each member of their respective Groups (including, as applicable, the JD Affiliates or the Unilever Affiliates) may disclose information which would otherwise be required to be treated as confidential only if and to the extent:

(A)	required by the law of any relevant jurisdiction;

(B)	required by any securities exchange or regulatory or governmental body to which that Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates) is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(C)	required to vest the full benefit of this Agreement in either Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates);

(D)	required by existing contractual obligations of the disclosing party;

(E)	disclosed to the professional advisers, auditors and bankers of each Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates);

(F)	the information has come into the public domain through no fault of that Party or any member of its Group (including, as applicable, the JD Affiliates or the Unilever Affiliates), it being understood that when any Information becomes publicly available and non-confidential, that fact alone does not in itself remove the confidentiality relating to a further combination of which that item forms part, or to a modified or improved form of such Information or combination, or the commercial confidentiality of the plans of the parties for research, improvement or applications concerning such item or combination; or

(G)	the other Party has given prior written approval to the disclosure,

provided that (i) where information is disclosed pursuant to Clauses 19.3(A) or 19.3(B) the disclosing party shall, to the extent it is lawfully able to do so, give prior notice to the other Party of such disclosure, and (ii) where information is disclosed pursuant to Clauses 19.3(C), (D) and (E) the person to which the information is disclosed is bound by obligations of confidence and non-use that are no less onerous than those set out in this Clause 19.

19.4	On termination of this Agreement (in part or as a whole) each Party shall (unless the other Party shall have agreed otherwise in writing) return as soon as reasonably practicable to the other Party or destroy all written information imparted by it, and all documents to the extent that they embody oral disclosures of information made by that other Party for the purposes of this Agreement and all copies made of the same and also all samples or other materials ancillary thereto, provided that if the termination is in part, then the foregoing shall only apply with respect to the relevant part of such information, documents and other materials affected by such termination.

19.5	The restrictions contained in this Clause 19 shall continue to apply after the expiry or termination (for any reason) of this Agreement without limit in time.

20.	Remedies and Waivers

20.1	No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	impair such right, power or remedy; or

(B)	operate as a waiver thereof.

20.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

20.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law or equity.

21.	Notices

21.1	All notices and other communications given or made pursuant to this Agreement, subject to Clause 21.4, shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the applicable Party at the following addresses or facsimile numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

if to Licensor:

Unilever PLC

Unilever House

Blackfriars

London EC4P 4BQ

England

Attention:    Corporate Counsel

Facsimile:   +44 20 7822 6536

if to JohnsonDiversey:

JohnsonDiversey, Inc.

8310 16th Street

Sturtevant,

Wisconsin 53177-0902

United States of America

Attention:    General Counsel

Facsimile:   +1 262 631 4249

or such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

21.2	Any Party may notify any other Party of any changes to the address or any of the other details specified in this Clause 21, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

21.3	The provisions of this Clause 21 shall not apply in relation to the service of Service Documents.

21.4	Licensor has delegated the giving of certain approvals and quality control responsibilities relating to the Products to persons within Licensor’s Group in accordance with the Operating Protocol. Unless and until Licensor informs JohnsonDiversey otherwise, JohnsonDiversey shall address all requests for approval under Clause 5 of this Agreement to the relevant Licensor contact person and shall act in accordance with Notices from that Licensor contact person in relation to Clause 5 as if they were given by Licensor.

22.	No Agency or Partnership

22.1	Nothing in this Agreement and no action taken by the Parties or any members of their respective Groups (including, as applicable, a JD Affiliate or the Unilever Affiliate) under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between the Parties or any members of their respective Groups (including, as applicable, a JD Affiliate or the Unilever Affiliate).

22.2	Neither JohnsonDiversey nor any JD Affiliate is entitled to act as agent for and on behalf of Licensor or any Unilever Affiliate in relation to the sale of Products under, or otherwise in connection with, this Agreement, nor shall Licensor or any Unilever Affiliate be liable in respect of any representation, act or omission of JohnsonDiversey or any JD Affiliate of whatever nature in relation to the sale of Products under, or otherwise in connection with, this Agreement.

23.	Costs and Expenses

Except as otherwise stated in this Agreement, each of Licensor and JohnsonDiversey shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

24.	Counterparts

24.1	This Agreement may be executed in any number of counterparts, and by Licensor and JohnsonDiversey on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

24.2	Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute, or be deemed to constitute, but one and the same instrument.

25.	Entire Agreement

25.1	For the purposes of this Clause, “Pre-contractual Statement” means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to this Agreement made or given by a Party or any other person at any time prior to the date of this Agreement.

25.2	Save for the Umbrella Agreement, this Agreement constitutes the whole and only agreement between the Parties relating to the Products and the Trade Marks in the Territories and relating to the Formulation Rights and the Packaging Rights.

25.3	Except to the extent repeated in this Agreement, this Agreement supersedes and extinguishes any Pre-contractual Statement.

25.4	Each Party acknowledges that in entering into this Agreement it is not relying upon any Pre-contractual Statement which is not set out in this Agreement.

25.5	No Party shall have any right of action against any other Party arising out of or in connection with any Pre-contractual Statement (except in the case of fraud) except to the extent repeated in this Agreement.

25.6	This Agreement may only be varied in writing signed by each of the Parties.

26.	Invalidity

If at any time any provision (or part thereof) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair:

26.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or the remaining part (if any) of any affected provision; or

26.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

27.	Further Assurance

27.1	Except as stated in Clause 12.1 at the request and cost of Licensor, JohnsonDiversey will and will procure that each JD Affiliate will execute all documents and do all such acts and things as may be necessary or desirable to give full effect to this Agreement.

27.2	Except as stated in Clause 12.1 at the request and cost of JohnsonDiversey, Licensor will and will procure that each Unilever Affiliate will execute all documents and do all such acts and things as may be necessary or desirable to give full effect to this Agreement.

28.	Third Party Rights

28.1	The Parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a Party.

28.2	The Parties may by written agreement amend this Agreement without obtaining the consent of any other members of the Licensor’s Group (including a Unilever Affiliate) or the JohnsonDiversey Group (including a JD Affiliate).

29.	Agent for Service

29.1	JohnsonDiversey irrevocably appoints JohnsonDiversey UK Ltd. of Pyramid Close, Weston Favell Centre, Northampton, United Kingdom, NN3 8PD, to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

29.2	NV irrevocably appoints PLC to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

29.3	Any Service Document shall be deemed to have been duly served (i) on JohnsonDiversey, if marked for the attention of the Managing Director of JohnsonDiversey UK Limited; and (ii) on NV, if marked for the attention of the Corporate Counsel at Unilever PLC; and in each case:

(A)	left at the address specified above (in Clause 29.1, in respect of JohnsonDiversey, or in Clause 21.1, in respect of NV) or such other address within England and Wales as may be notified to the Party wishing to serve the Service Document; or

(B)	sent by first class post to the address specified above (in Clause 29.1, in respect of JohnsonDiversey, or in Clause 21.1, in respect of NV) or such other address within England and Wales as may be notified to the Party wishing to serve the Service Document.

In the case of a Service Document served pursuant to Clause 29.3(A), the Service Document will be deemed to have been duly served when it is left. In the case of a Service Document served pursuant to Clause 29.3(B), the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.

29.4	If the agent of JohnsonDiversey or NV at any time ceases for any reason to act as such, that Party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other Party of the name and address of the replacement agent. Failing such appointment and notification, the other Party shall be entitled by Notice to that Party to appoint a replacement agent to act on that Party’s behalf. The provisions of this Clause 29 applying to service on an agent apply equally to service on a replacement agent.

29.5	A copy of any Service Document served on an agent shall be sent by post to JohnsonDiversey or NV as appropriate. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

30.	Force Majeure

30.1	If either Party is prevented from fulfilling its obligations under this Agreement by reason of any supervening event beyond its reasonable control (including but not by way of limitation war, national emergency, flood, earthquake, strike or lockout (other than a strike or lockout induced by the party so incapacitated)) the Party unable to fulfil its obligations shall immediately give notice of this to the other Party and shall do everything in its power to resume full performance.

30.2	On such notice being given neither Party shall be deemed to be in breach of its obligations under this Agreement.

30.3	If and when the period of incapacity exceeds six months then this Agreement shall automatically terminate unless the Parties first agree otherwise in writing.

31.	Governing Law

This Agreement shall be governed by and construed in accordance with English law.

32.	Jurisdiction

The courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and each Party, the JD Affiliates and the Unilever Affiliates hereby irrevocably submits to the exclusive jurisdiction of the English courts with regard to such disputes.

Schedule 6

Affiliates

Territory	Unilever Affiliate	JD Affiliate
Argentina	Unilever de Argentina S.A.	JohnsonDiversey de Argentina S.A.

Australia	Unilever Australia Ltd	JohnsonDiversey Australia Pty Limited

Austria	Unilever Austria GmbH	Johnson Diversey Austria Trading GmbH

Belgium	Unilever Belgium BVBA	Johnson Diversey Belgium BVBA

Canada	Unilever Canada Inc.	JohnsonDiversey Canada, Inc.

Chile	Unilever Chile HPC Ltda	JohnsonDiversey Industrial y Comercial de Chile Limitada

Czech Republic	Unilever CR, spol. s.r.o.	JohnsonDiversey Ceska republika s.r.o.

Denmark	Unilever Danmark AS 45963128	JohnsonDiversey Filial af JohnsonDiversey UK Ltd., England

Finland	Unilever Finland Oy 0141907-3	Johnson Wax Professional Ltd., Suomen sivuliike

France	Unilever France	JohnsonDiversey (France) S.A.S.

Germany	Unilever Deutschland GmbH	JohnsonDiversey Deutschland GmbH & Co. OHG

Greece	Unilever Hellas A.E.B.E.	JohnsonDiversey Hellas S.A.

Hungary	Unilever Magyarorszag Kereskedelmi Kft.	JohnsonDiversey Hungary Manufacture and Trade Limited Liability Company

India	Hindustan Unilever Ltd	JohnsonDiversey India Private Limited

Indonesia	PT Unilever Indonesia Tbk	PT Diversey Indonesia

Italy	Unilever Italia s.r.l.	JohnsonDiversey S.p.A.

Kenya	Unilever Kenya Limited	JohnsonDiversey East Africa Limited

Netherlands	Unilever Nederland B.V.	JohnsonDiversey B.V.

New Zealand	Unilever New Zealand Ltd	JohnsonDiversey New Zealand Limited

Philippines	Unilever Philippines Inc	JohnsonDiversey Philippines, Inc.

Poland	Unilever Polska S.A.	JohnsonDiversey Polska Sp. z.o.o.

Romania	Unilever South Central Europe SRL	Johnson Diversey Romania S.R.L.

Russia	OOO ‘Unilever SNG’	JohnsonDiversey LLC

Slovakia	Unilever Slovensko spol, s.r.o.	JohnsonDiversey Slovensko, s.r.o.

South Africa	Unilever South Africa Home and Personal Care (Pty) Ltd	JohnsonDiversey South Africa (Pty) Ltd.

Spain	UNILEVER ESPAÑA, S.A.	JohnsonDiversey Espana, S.L.

Sweden	Unilever Sverige AB 556011-6146	JohnsonDiversey Sverige AB

Switzerland	Unilver Schweiz GmbH	JohnsonDiversey Europe B.V.

Thailand	Unilever Thai Holdings Limited	JohnsonDiversey (Thailand) Ltd.

Turkey	Unilever Sanayi ve Ticaret Turk AS	Diversey Kimya Sanayi ve Ticaret A.S.

United States	Unilever Supply Chain Inc, a wholly owned subsidiary of Conopco Inc.	JohnsonDiversey, Inc.

IN WITNESS of which this Agreement has been entered into on the date first written above.

Signed by	)
for and on behalf of	)
UNILEVER PLC	)

Signed by	)
for and on behalf of	)
UNILEVER N.V.	)

Signed by	)
for and on behalf of	)
JOHNSONDIVERSEY, INC.	)